EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Diebold, Incorporated:
We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187 and 333-60578) on Form S-8 of Diebold, Incorporated of our reports dated March 10, 2006, with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Diebold, Incorporated and subsidiaries.
Our report on Internal Control over Financial Reporting expresses our opinion that Diebold, Incorporated did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following material weakness as of December 31, 2005:
The Company did not have personnel with sufficient technical knowledge to analyze complex revenue contracts to ensure that such transactions were accounted for in accordance with generally accepted accounting principles at its voting subsidiary, Diebold Election Systems, Inc. (DESI). Specifically, the review of these contracts did not provide for effective identification of, and consideration of, terms of certain arrangements within the contracts that impact the accounting required for the related revenue for such arrangements. This material weakness resulted in a material overstatement in the Company’s revenue and material understatement in deferred revenue balances in the Company’s preliminary interim and annual financial statements for the year ended December 31, 2005.
/s/ KPMG LLP
Cleveland, Ohio
March 10, 2006